Exhibit 10.2

EXECUTION VERSION

STORAGE AND SERVICES AGREEMENT

DATED SEPTEMBER 25, 2013

Between

TESORO HAWAII, LLC

and

BARCLAYS BANK PLC

Allen & Overy LLP

0101802-0000002 NY:17027009.24

Schedule

1.	Facility Data
2.	Additional Marine Terms for Delivery at the Hawaii Independent Energy LLC Single Point Mooring (“SPM”) at Oahu, Hawaii
3.	General Marine Terms for Delivery at the Hawaii Independent Energy LLC Single Point Mooring (“SPM”) at Oahu, Hawaii

THIS STORAGE AND SERVICES AGREEMENT (the Agreement) is dated as of September 25, 2013 and is entered into

BETWEEN:

(1)	TESORO HAWAII, LLC, a Hawaii limited liability company (the Company); and

(2)	BARCLAYS BANK PLC, a public limited company organized under the laws of England and Wales (Barclays).

WHEREAS:

(A)	Barclays has entered into one or more crude supply agreements (the Crude Agreements) with one or more crude oil suppliers (the Crude Suppliers) pursuant to which Barclays may purchase Crude Oil (defined below) from the Crude Suppliers from time to time during the term of the applicable Crude Agreements.

(B)	Further, Barclays has also entered into certain transactions with the Company to:

1.	Purchase from the Company the volume of Crude Oil and the volume of Products (defined below) in the Facilities (defined below) on the date hereof (the Initial Purchase Inventory) pursuant to the Initial Purchase Confirmations (defined below); and

2.	Supply to the Company Crude Oil purchased under the Crude Agreements and deliver to and receive from the Company Products under a master exchange mechanism, all pursuant to an ISDA Master Agreement (defined below) (including certain Confirmations (defined below)).

The above list of documents entered into between the Parties is not an exhaustive list as the Parties have entered into other documents and may enter into other documents in the future.

(C)	Pursuant to this Agreement, and in connection with the transactions described above, the Company has offered to:

1.	receive Barclays’ Inventory (defined below) into the Facilities (defined below);

2.	deliver Barclays’ Inventory from the Facilities into the Refinery (defined below);

3.	store and handle Barclays’ Inventory at the Facilities;

4.	deliver Barclays’ Inventory out of the Facilities to the Company or designated third parties;

5.	transport and deliver Barclays’ Inventory from one Facility to another and (in the case of Pipelines) through each Facility;

6.	gauge Barclays’ Inventory; and

7.	account for and provide reports with respect to Barclays’ Inventory and all customary record keeping and other ancillary services (including certain tolling services);

all in accordance with the terms and conditions of this Agreement, and Barclays has agreed to accept such services in accordance with the terms and conditions of this Agreement.

(D)	For the avoidance of doubt, it is the Parties’ intention that the provision of storage services under this Agreement is being offered by the Company on a commingled basis whereby Barclays shall only have use of such storage as detailed and provided for specifically in this Agreement.

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

The following terms used in this Agreement have the meanings ascribed to them below:

Additional Volume has the meaning given to it in Section 3.2(c) (Storage).

Additional Volume Storage and Services Fee has the meaning given to it in Section 4(c) (Storage and Services Fees).

Affiliate has the meaning given to it in the Framework Agreement.

Agency and Advisory Agreement has the meaning given to it in the Framework Agreement.

API means American Petroleum Institute.

Applicable Law means (a) any law, statute, regulation, code, ordinance, license, decision, order, writ, injunction, directive, judgment, policy, decree and any judicial or administrative interpretations thereof; (b) any agreement, concession or arrangement with any Governmental Authority; and (c) any license, permit or compliance requirement, in each case applicable to a Party or the System or any component thereof.

ASTM means the American Society for Testing and Materials.

Barclays Authorization has the meaning given to it in the Framework Agreement.

Barclays’ Block Volume means the Products volumes that Barclays purchased from the Company pursuant to the Initial Purchase Confirmations and any Subsequent Purchase Confirmations (as defined in the Framework Agreement), less any reductions in Products volumes due to any reduction in the amount of Barclays’ Inventory stored at the Facilities and plus any increases and less any reductions in the Products volumes as a result of transactions under the Products Exchange Master Confirmation.

Barclays’ Inventory means any Inventory that Barclays owns or in which Barclays has any beneficial or legal title (including, for the avoidance of doubt, to the extent of its interest in commingled Inventory under Section 3.3(b) (Commingling)) as a result of or in connection with the transactions or matters contemplated under or pursuant to the Transaction Documents and any substances in any such Inventory.

Barclays’ Percentage Capacity has the meaning given to it in Section 3.2(a).

Barges has the meaning given to it in the Framework Agreement.

Barrel means 42 Gallons measured at a temperature of sixty (60) degrees Fahrenheit and an absolute pressure of 29.92 inches of mercury.

Business Day has the meaning given to it in the Framework Agreement.

Calculation Date has the meaning given to it in Section 3.3(d) (Commingling).

Claim Notice has the meaning given to it in Section 10.2(b) (Indemnification).

Company Authorization has the meaning given to it in the Framework Agreement.

Company Indemnified Person means the Company and its Affiliates from time to time and their respective directors, officers, employees, representatives, agents, brokers, successors and assigns.

Company’s Inventory has the meaning given to it in Section 3.3(b) (Commingling).

Confirmations has the meaning given to it in the Framework Agreement.

Contaminated or Contamination means contamination of any intermediate Product or finished Product to such an extent that the relevant Product is not readily marketable and/or requires reprocessing.

Crude Agreements has the meaning given to it in Recital A to this Agreement.

Crude GTCs means the general terms and conditions for sales and purchases of crude oil, or any equivalent document, in use by any applicable Crude Supplier from time to time.

Crude Oil has the meaning given to it in the Framework Agreement.

Crude Oil Percentage Capacity has the meaning given to it in Section 3.2(a).

Crude Oil Quality Balancing Adjustment has the meaning given to it in Section 3.3(d)(i).

Crude Suppliers has the meaning given to it in Recital A to this Agreement.

Declined Storage Notice has the meaning given to it in Section 3.2(b) (Storage).

Default has the meaning given to it in the Framework Agreement.

Defaulting Party has the meaning given to it in Section 12.2(a) (Suspension and Termination).

Default Rate means Barclays’ cost of funds, plus one percent (1%) per annum.

Delivery Date has the meaning given to it in the Initial Purchase Confirmations.

Delivery Location has the meaning given to it in the applicable Confirmation.

Enforcement Event has the meaning attributed to it in the Framework Agreement.

Environment has the meaning given to it in the Framework Agreement.

Environmental Approval has the meaning given to it in the Framework Agreement.

Environmental Claim has the meaning given to it in the Framework Agreement.

Environmental Law has the meaning given to it in the Framework Agreement.

Environmental Matter has the meaning given to it in the Framework Agreement.

Event of Default means the occurrence of one of the events or circumstances described in Section 12.1 (Default).

Facilities has the meaning given to it in the Framework Agreement.

Final Termination Date means (a) the last day of the Initial Term or (b) such later date to which the Term may be extended pursuant to Section 2.1(b).

First Renewal Term has the meaning given to it in Section 2.1(b) (Term).

Fixed Crude Sum has the meaning given to it in Section 4(b)(i) (Storage and Services Fee).

Fixed Products has the meaning given to it in Section 4(b)(ii) (Storage and Services Fee).

Force Majeure means any event or circumstance which wholly or partly directly prevents, hinders or delays the performance of any material obligation arising under this Agreement, but only if and to the extent (a) such event is not within the reasonable control, directly or indirectly, of the Party seeking to have its performance obligation(s) excused thereby; (b) the Party seeking to have its performance obligation(s) excused thereby has taken all reasonable precautions and measures in order to prevent or avoid such event and mitigate the effect thereof on its ability to perform its obligations under this Agreement and which by the exercise of due diligence such Party could not reasonably have been expected to avoid and which by the exercise of due diligence it has been unable to overcome, and (c) such event is not the direct or indirect result of the actions, inactions, negligence or the failure of, or caused by, the Party seeking to have its performance obligations excused thereby, or any of its agents, employees or contractors.

(a)	Subject to the foregoing, Force Majeure shall include, but not be limited to the following:

(i)	acts of God, floods, fires, explosions, power shortages or outages, strikes, lockouts, or other industrial disturbances, accident or breakage of equipment or machinery failure of transporters to furnish transportation, failure of suppliers or contractors to furnish supplies or services, or any law, rule, order, or action of any court or instrumentality of the federal, state or local government that wholly or partly directly prevents, hinders or delays the performance of any material obligation arising under this Agreement;

(ii)	natural catastrophes including, but not limited to earthquake, hurricane, tropical cyclone, typhoon, volcanic activity, or any other geological or weather event which is unusually adverse for the area affected and the consequences of which cannot be overcome by the exercise of ordinary care; or

(iii)	war (declare or undeclared), riot or similar civil disturbance, acts of the public enemy (including acts of terrorism), sabotage, blockade, piracy, insurrection, revolution, government rationing, expropriation or confiscation.

(b)	The following events shall not qualify as Force Majeure:

(i)	the Company’s inability to obtain licenses, consents, permissions, permits, exemptions and other authorizations (including environmental licenses) required in respect of the construction, operation and maintenance of the System or any component thereof, unless caused by a change in applicable federal, state or local laws or regulations after the effective date of this Agreement and which, by the exercise of due diligence the Company cannot avoid or overcome;

(ii)	the Company’s inability to obtain sufficient power, labor or materials to construct, operate or maintain the System or any component thereof, except if the Company’s inability to obtain sufficient power, labor or materials is caused by an independent, identifiable Force Majeure event;

(iii)	weather conditions not addressed elsewhere in this definition, the consequences of which could reasonably have been prevented by the Company by the exercise of ordinary care and which were not unusually adverse for the area affected;

(iv)	inability to pay, except if caused by a physical failure of equipment or facilities necessary to make such payment that would otherwise qualify as a Force Majeure; and

(v)	economic hardship.

Forfeiture Action means any and all steps taken by any Landlord under any Lease:

(a)	to commence proceedings for termination or forfeiture of the Lease (whether such termination or forfeiture is by court proceedings or peaceable re-entry); and/or

(b)	to pursue court proceedings claiming termination or forfeiture or to effect peaceable re-entry and/or other relief; and/or

(c)	to obtain a court order to enforce such termination or forfeiture; and/or to commence proceedings for specific performance and/or a mandatory injunction and/or a declaration requiring the eviction of Barclays or cessation of Barclays from sharing the premises (or any portion thereof) leased by the Company pursuant to the Lease (or similar relief).

Framework Agreement means the Framework Agreement dated as of the date hereof between Barclays, the Company and Hawaii Pacific Energy, LLC, including any subsequent amendment or supplement to or renewal or restatement thereto.

Gallon means a U.S. gallon (with the volume delivered determined at 60 degrees Fahrenheit using ASTM Standard D1250, Table 6B).

Good Industry Practice has the meaning given to it in the Framework Agreement.

Governmental Authority has the meaning given to it in the Framework Agreement.

Handling Loss Allowance has the meaning given to it in Section 3.7(a) (Inventory, accounting and Losses).

Hazardous Substances has the meaning given to it in the Framework Agreement.

Indemnified Party has the meaning given to it in Section 10.2(a) (Indemnification).

Indemnified Person has the meaning given to it in the Framework Agreement.

Indemnifying Party has the meaning given to it in Section 10.2(a) (Indemnification).

Initial Purchase Confirmations has the meaning given to it in the Framework Agreement.

Initial Purchase Date has the meaning given to it in the Framework Agreement.

Initial Purchase Inventory has the meaning given to it in Recital B to this Agreement.

Initial Term has the meaning given to it in Section 2.1(a) (Term).

Insurance Proceeds has the meaning given to it in the Intercreditor Agreement.

Intercreditor Agreement means the intercreditor agreement dated as of the date hereof by and among Barclays, the Administrative Agent, the Inventory Collateral Agent, the ABL Collateral Agent and the HIE Parties (each as defined in the Intercreditor Agreement).

Inventory means Crude Oil and Products.

Inventory Collateral Agent has the meaning given to it in the Framework Agreement.

Inventory Document has the meaning given to it in the Framework Agreement.

ISDA Master Agreement has the meaning given to it in the Framework Agreement.

Landlord means each landlord under each Lease, including successors and assigns of such landlord, in respect of any land on which or under which any of the Facilities or the Refinery are situated.

Leases has the meaning given to it in the Framework Agreement.

Local Business Day has the meaning given to it in the ISDA Master Agreement.

Losses has the meaning given to it in the Framework Agreement.

Marine Vessel means any type of ship, barge, tug or other waterborne craft.

Material Adverse Effect has the meaning given to it in the Framework Agreement.

Material Contracts has the meaning given to it in the Framework Agreement.

Oil Annex has the meaning given to it in the Framework Agreement.

On-Site Tanks has the meaning given to it in the Framework Agreement.

Party means any party to this Agreement, and Parties shall mean both of the parties to this Agreement.

Performing Party has the meaning given to it in Section 12.2(a) (Suspension and Termination).

Pipelines has the meaning given to it in the Framework Agreement.

Products has the meaning given to it in the Framework Agreement.

Products Exchange Master Confirmation has the meaning given to it in the Framework Agreement.

Products Percentage Capacity has the meaning given to it in Section 3.2(a).

Quantity has the meaning specified in the Oil Annex.

Recovery has the meaning given to it in Section 11(c) (Limitation).

Refinery has the meaning given to it in the Framework Agreement.

Release has the meaning given to it in the Framework Agreement.

Second Renewal Term has the meaning given to it in Section 2.1(b) (Term).

Security Interest has the meaning given to it in the Framework Agreement.

SPM has the meaning given to it in the Framework Agreement.

SPM Pipelines has the meaning given to it in the Framework Agreement.

Storage and Services Fee has the meaning given to it in Section 4(a) (Storage and Services Fees).

Storage Month has the meaning given to it in Section 3.2(b) (Storage).

System means “System” as defined in the Framework Agreement, but only to the extent (a) located within Hawaii Foreign-Trade Zone #9 or (b) otherwise utilized for the receipt, storage, refining, movement, transportation or any other ancillary activities related to Barclays’ Inventory pursuant to any Inventory Document.

Tank has the meaning given to it in Section 3.2 (Storage).

Term means the period of time from (and including) the first day of the Initial Term to (and including) the last day of the last renewal term or, if none, of the Initial Term.

Terminaling and Transport Services means:

(a)	off-loading of Barclays’ Inventory from Marine Vessels at the SPM;

(b)	receipt into the Facilities of Barclays’ Inventory;

(c)	transport and delivery of Barclays’ Inventory from and through the Facilities to the Refinery;

(d)	storage and handling of Barclays’ Inventory at the Facilities and (in the case of Tolled Inventory) the Refinery;

(e)	delivery of Barclays’ Inventory from the Refinery to the Facilities;

(f)	delivery of Barclays’ Inventory out of the Facilities to the Company or designated third parties;

(g)	transport and delivery of Barclays’ Inventory from one Facility to another and (in the case of Pipelines) through each Facility;

(h)	on-loading and off-loading of Barclays’ Inventory into and out of the Barges or any other Marine Vessels and transport of Barclays’ Inventory on the Barges or any other Marine Vessels;

(i)	gauging of Barclays’ Inventory;

(j)	accounting for and providing reports with respect to Barclays’ Inventory; and

(k)	all other customary record keeping and ancillary services in furtherance of the above-listed services.

Terminals has the meaning given to it in the Framework Agreement.

Termination Date has the meaning given to it in Section 12.2(a) (Suspension and Termination).

Third Party means any entity other than the Parties to this Agreement.

Third Party Claim has the meaning given to it in the Framework Agreement.

Third Party Inventory has the meaning given to it in Section 3.3(a) (Commingling).

Transaction Documents has the meaning given to it in the Framework Agreement.

1.2	Interpretation

(a)	In this Agreement, unless the contrary intention appears, a reference to:

(i)	an amendment includes a supplement, novation, extension (whether of maturity or otherwise), restatement or re-enactment or replacement (however fundamental and whether or not more onerous) and amended will be construed accordingly;

(ii)	assets includes properties, revenues and rights of every description, including accretions and additions thereto;

(iii)	an authorization includes an authorization, consent, approval, resolution, permit, license, exemption, filing, registration or notarization;

(iv)	a person includes any individual, company, corporation, unincorporated association or body (including a partnership, trust, fund, joint venture or consortium), government, state, agency, organization or other entity whether or not having separate legal personality;

(v)	disposal means a sale, transfer, assignment, grant, conveyance, lease, license, declaration of trust or other disposal, whether voluntary or involuntary, and dispose will be construed accordingly;

(vi)	control means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ability to exercise voting power, by contract or otherwise;

(vii)	the term law includes any law, statute, regulation, regulatory requirement, rule, ordinance, ruling, decision, treaty, directive, order, guideline, policy, writ, judgment, injunction or request of any court or other governmental, inter-governmental or supranational body, officer or official, fiscal or monetary authority, or other ministry or public entity (and their interpretation, administration and application), having the force of law;

(viii)	a regulation includes any regulation, rule or official directive having the force of law of any governmental, inter-governmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organization;

(ix)	an Event of Default being outstanding means that it has not been remedied or waived;

(x)	references to Recitals, Sections, paragraphs or Schedules are to the recitals, sections, paragraphs and schedules of this Agreement;

(xi)	all headings herein are intended solely for convenience of reference and shall not affect the meaning or interpretation of the provisions of this Agreement;

(xii)	the word “including” as used herein does not limit the preceding words or terms and shall be read to be followed by the words “without limitation” or words having similar import;

(xiii)	all references to days and months mean calendar days and months;

(xiv)	a Party or any other person includes its successors in title, permitted assigns and permitted transferees;

(xv)	a currency is a reference to the lawful currency for the time being of the relevant country;

(xvi)	a reference to any agreement, document or security (including this Agreement) includes (without prejudice to any prohibition on amendments) any amendment or supplement to or renewal or restatement of to that agreement, document or security;

(xvii)	the singular includes the plural and vice versa and each gender includes the other gender;

(xviii)	any reference to any law or regulation or provision thereof shall be a reference to the same as extended, applied, amended, supplemented, restated or re-enacted from time to time and includes any subordinate legislation; and

(xix)	the words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(b)	Unless the contrary intention appears, a reference to a month or months is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month or the calendar month in which it is to end, except that:

(i)	if the numerically corresponding day is not a Local Business Day, the period will end on the next Local Business Day in that month (if there is one) or the preceding Local Business Day (if there is not);

(ii)	if there is no numerically corresponding day in that month, that period will end on the last Local Business Day in that month; and

(iii)	notwithstanding paragraph (i) above, a period which commences on the last Local Business Day of a month will end on the last Local Business Day in the next month or the calendar month in which it is to end, as appropriate.

(c)	Unless the contrary intention appears:

(i)	a reference to a Party will not include that Party if it has ceased to be a Party under this Agreement; and

(ii)	an amount in U.S. Dollars is payable only in U.S. Dollars.

(d)	The Recitals contained in the “Whereas” section (as detailed on page 1 of this Agreement) are hereby incorporated into this Agreement in full.

2.	TERM OF AGREEMENT

2.1	Term

(a)	Subject to the remainder of this Section 2.1 (Term) and Section 12.2 (Suspension and Termination), the Term of this Agreement shall be an initial period of three (3) years commencing on and including the Initial Purchase Date (the Initial Term).

(b)	Subject to Section 17 (Term and Renewal of Inventory Documents) of the Framework Agreement, this Agreement may be renewed for two further one-year terms by mutual agreement of the Parties (the First Renewal Term and Second Renewal Term, respectively). The Company must provide written notice to Barclays no later than 180 days prior to expiration of the Initial Term or the First Renewal Term, as the case may be, whether it wishes to renew this Agreement. The renewal of this Agreement for the First Renewal Term or Second Renewal Term is, in each case, subject to the parties’ mutual agreement on the terms and conditions of renewal within 120 days prior to the expiration of the Initial Term or the First Renewal Term, as applicable, in their respective sole discretion, and Section 17 of the Framework Agreement.

(c)	If the parties do not agree upon the terms and conditions of renewal for the First Renewal Term or the Second Renewal Term within 120 days prior to the expiration of the Initial Term or the First Renewal Term, as applicable, this Agreement shall, subject to paragraph (f) below, terminate effective as of the expiry of the relevant term, as the case may be.

(d)	If termination has not occurred pursuant to paragraph (c) above, subject to paragraph (f) below, the Term of this Agreement shall expire, and this Agreement shall terminate on the earliest of:

(i)	the Final Termination Date;

(ii)	any “Termination Date” under a Confirmation; and

(iii)	any “Early Termination Date” as defined in the ISDA Master Agreement.

(e)	If and when all “Transactions” (as defined in the ISDA Master Agreement) outstanding under the ISDA Master Agreement are terminated, this Agreement shall, unless the Parties agree otherwise, automatically terminate simultaneously therewith, subject to paragraph (f) below.

(f)	Notwithstanding anything contained in this Section but subject to Section 12.2 (Suspension and Termination), the Term of this Agreement shall not expire and this Agreement shall not terminate before Barclays certifies that all of Barclays’ Inventory has been removed from the System and it has not entered into any contract for Inventory to be delivered to the System that has not then been delivered.

3.	TERMINALING AND TRANSPORT SERVICES

3.1	Terminaling and Transport Services

The Company hereby agrees:

(a)	in accordance with the terms and conditions of this Agreement, to provide to Barclays the Terminaling and Transport Services in respect of the System;

(b)	to take proper care and safeguard Barclays’ Inventory, subject to the terms and conditions of this Agreement;

(c)	to have and exercise ultimate care, custody, control and supervision over the System and all of its components and to comply in all material respects with all Applicable Laws and Environmental Approvals and Good Industry Practice in connection with operations of the System; and

(d)	that it shall render the Terminaling and Transport Services to Barclays in compliance with Applicable Laws, Environmental Approvals and Good Industry Practice.

3.2	Storage

(a)	As part of the Terminaling and Transport Services provided by the Company to Barclays at the Facilities, the Company shall store Barclays’ Inventory in the Off-Site Tanks the Facilities, in the case of the On-Site Tanks and the Terminals, in the storage tanks (each such tank referred to individually as a Tank and collectively as the Tanks) identified in Schedule 1 (Facility Data) on and subject to the terms of this Agreement and subject to pre-agreed volume/capacity hereinafter defined. Barclays’ ability to store Barclays’ Inventory pursuant to this Agreement shall not exceed 87% for Products and 90% for Crude Oil of the Facilities’ system-wide storage capability (such maximum volume/capacity for Barclays defined as Barclays’ Percentage Capacity) (Barclays’ Percentage Capacity as it relates to Products shall be defined as the Products Percentage Capacity and Barclays’ Percentage Capacity as it relates to Crude Oil shall be defined as the Crude Oil Percentage Capacity) (the Facilities’ system-wide storage capability shall include Tanks in service and those Tanks that may be put into service). In the event that the Parties agree to store Barclays’ Inventory at a Facility other than the On-Site Tanks, the Parties shall agree the appropriate Products Percentage Capacity and Crude Oil Percentage Capacity with respect to such Facility.

(b)	Each calendar month of the Term shall be defined as a “Storage Month”. For each Storage Month, Barclays shall be deemed to intend to consume some or all of Barclays’ Percentage Capacity for the purpose of storing Barclays’ Inventory at the Facilities. Barclays agrees to pay for the storage and Terminaling and Transport Services it intends to consume in the Storage Month in accordance with the payment provisions in Section 4 (Storage and Services Fees); provided that for any given Storage Month, Barclays may elect to notify the Company by no later than the eighth (8th) Business Day of the month before the relevant Storage Month (the Notice Month) of Barclays’ intention not to store Inventory at the Facilities during the Storage Month (the notice provided in this Section to be defined as the Declined Storage Notice). The Declined Storage Notice shall detail that Barclays does not intend to store Crude Oil or Products during the Storage Month. If Barclays delivers a Declined Storage Notice, no storage fees shall be due and owing for the relevant Storage Month.

(c)	Barclays may store Inventory in volumes (on a per Barrel or Gallon or metric ton basis) exceeding Barclays’ Percentage Capacity if the Company agrees to the same and the Parties agree to an appropriate market rate (such additional volume stored to be defined as the Additional Volume). If, after delivering to the Company a Declined Storage Notice, Barclays determines that it does need to store Inventory at the Facilities and the Company agrees to the same, then Barclays shall pay a rate equal to the Additional Volume Storage and Services Fee (as defined in Section 4(c)).

3.3	Commingling

(a)	The Company shall be entitled to store any Inventory or any other hydrocarbon or product owned by a Third Party (or in which a Third Party has any right, title or interest) (Third Party Inventory) in any Facility with Barclays’ prior written consent, which shall not be unreasonably withheld.

(b)	If the Company commingles Inventory or any other hydrocarbon or product owned by it (Company’s Inventory) or Third Party Inventory into a Facility that also contains Barclays’ Inventory, then the contents of that Facility shall be owned by Barclays and the Company and/or the Third Party owner on a pro rata basis in accordance with the amount of Inventory delivered into such Facility by each of them, with Barclays at all times retaining title to Barclays’ Inventory.

(c)	The Company shall keep accurate records of the volumes of Inventory or other hydrocarbon or product belonging to it and to Barclays in each Facility, and shall share such records with Barclays upon request from Barclays.

(d)	If the Company stores Company’s Inventory and/or Third Party Inventory in any Facility which also contains Barclays’ Inventory, the Parties shall be subject to quality balancing in relation to their respective Barrels of Crude Oil held at the Facilities. On the last Business Day of each month throughout the Term (the Calculation Date), the Company shall:

(i)	calculate the quality differential resulting from commingling of the Parties’ and Third Parties’ respective Barrels of Crude Oil at the Facilities during the preceding month and the market value of such quality differential as of the Calculation Date (a Crude Oil Quality Balancing Adjustment); and

(ii)	provide to Barclays copies of its calculations under paragraph (i) above and the information and data used in such calculations.

(e)	If the Crude Oil Quality Balancing Adjustment is positive, Barclays shall pay to the Company, in accordance with Section 4 (Storage and Services Fees), an amount equal to the Crude Oil Quality Balancing Adjustment. If the Crude Oil Quality Balancing Adjustment is negative, the Company shall pay to Barclays, in accordance with Section 4 (Storage and Services Fees), an amount equal to the Crude Oil Quality Balancing Adjustment (for avoidance of doubt, the amount paid by the Company shall be a positive amount).

3.4	Rights to remove

(a)	At any time during the Term, Barclays shall have the right to request redelivery of any amount of Barclays’ Inventory from any of the Facilities, upon reasonable written notice. The Company shall provide such Terminaling and Transport Services as may be reasonably required to effect such redelivery.

(b)	If the Company is unable or unwilling to redliver Barclays’ Inventory following an Enforcement Event or at any time after a Termination Date or Early Termination Date, Barclays, with such employees, agents and contractors as it considers reasonably necessary in order to undertake the removal of any amounts of Barclays’ Inventory from any of the Facilities, may proceed to remove Barclays’ Inventory from the Facilities (which removal may include processing Crude Oil into Products on a tolling basis in accordance with Section 15 of the Framework Agreement). The Company will ensure that Barclays, its employees, agents and contractors are given access at Barclay’s cost and expense to such parts of the Refinery and the Facilities as Barclays requires, subject to Company’s scheduling and operational requirements but as soon as reasonably practicable in accordance with Good Industry Practice in connection with such removal. In carrying out any such works or removal activities Barclays and its employees, agents and contractors shall:

(i)	carry out such removal in a proper and workmanlike manner;

(ii)	comply with all Applicable Laws in all material respects;

(iii)	notify the Company in writing prior to commencement and after completion of any such removal activities;

(iv)	comply with the reasonable requirements of the Company in relation to the time and manner of the carrying out of any removal activities;

(v)	comply with any reasonable safety and security arrangements required by the Company; and

(vi)	prior to entering into the Facilities, and as a condition of Company’s agreement to permit such entry, execute a hold harmless and indemnity agreement in favor of Company in a form reasonably acceptable to Company, therein providing that Barclays shall indemnify, defend and hold harmless Company from any and all Losses arising out of the removal of Barclays’ Inventory under this Section 3.4, regardless of whether caused, in whole or in part, by the sole, concurrent or comparative negligence, breach of contract, or strict liability in tort of Company, or its officers, employees, agents or other contractors.

3.5	Receipts into and deliveries out of the Facilities

(a)	In relation to the Initial Purchase Inventory, the Company acknowledges that title and risk of loss to all volumes of the Initial Purchase Inventory passes to Barclays on the Initial Purchase Date in accordance with the provisions of the Initial Purchase Confirmations. In relation to other Inventory sold to Barclays and the subject of a transaction under a Confirmation, the Company acknowledges that title to and risk of loss for such Inventory shall pass between Barclays and the Company in accordance with the provisions of the relevant Confirmation.

(b)	During the Term, the Company shall:

(i)	accept and receive for storage at the SPM all Barclays’ Inventory purchases pursuant to the Crude Agreements and any other agreement for the supply of Crude Oil entered into by Barclays, provided that the Company shall only be obliged to accept and receive Barclays’ Inventory purchases made under the Crude Agreements if the Company has advised Barclays, pursuant to the Agency and Advisory Agreement, that the relevant cargo would be appropriate for storage at the Facilities under this Agreement;

(ii)	arrange for the transportation of Barclays’ Inventory referred to in paragraph (a) above from the SPM to one of the On-Site Tanks through the SPM Pipelines;

(iii)	deliver Inventory from the On-Site Tanks for each exchange delivery by Barclays to the Company under the ISDA Master Agreement or otherwise, to the applicable Delivery Location and in the applicable Quantity, each as specified in the relevant Confirmation;

(iv)	deliver Inventory from the Refinery for each exchange delivery by the Company to Barclays under the ISDA Master Agreement or otherwise, to the applicable Delivery Location and in the applicable Quantity, each as specified in the relevant Confirmation;

(v)	deliver Inventory from the Kalaeloa Pipeline, the Honolulu Products Pipeline or the Terminals for each sale by Barclays to the Company under the ISDA Master Agreement or otherwise, to the applicable Delivery Location and in the applicable Quantity, each as specified in the relevant Confirmation;

(vi)	otherwise act on the written instructions of Barclays in connection with the movement of (including the removal and return to Barclays of) Barclays’ Inventory to and from the Refinery and to, from and within the Facilities.

(c)	Without prejudice to the remainder of this Agreement, if and to the extent that sufficient Barclays’ Inventory is in the Company’s custody and Barclays has otherwise taken no action to prevent delivery, the Company shall ensure that Barclays complies in all respects with its obligations to deliver Inventory to Party A (as defined in the Schedule to the ISDA Master Agreement) under the ISDA Master Agreement.

(d)	Subject to paragraph 3.5(b)(i) above, Barclays shall comply in all respects with its obligations relating to arrival of vessel, berth and discharge, health, safety and environment, and destination under the applicable Crude GTCs and any supplements or amendments thereto.

(e)	The Company shall respond to each request from Barclays to confirm that in the opinion of the Company each Marine Vessel identified in a nomination received from any Crude Supplier under a Crude Agreement is acceptable to the Company to discharge Inventory within the time period provided in the relevant Crude Agreement. Such approval shall be subject to the Vessel meeting all relevant requirements on timely arrival and tender of NOR at the discharge terminal.

(f)	Barclays shall provide (i) if Barclays’ Inventory is placed in commingled storage in accordance with Section 3.3 (Commingling), its pro rata share, and (ii) if Barclays’ Inventory is segregated, the full amount, of the Tank bottoms of the Tanks in which such Barclays’ Inventory is stored, in each case for such time as Barclays’ Inventory is stored in such Tanks.

3.6	Measurement

(a)	Volumes delivered into or from Marine Vessels or Pipelines pursuant to this Agreement shall be measured by static Refinery or Facility tank gauges. The Company may prohibit any outbound movement for a period of four (4) hours from the time of delivery to allow for settling. Volume determinations will be temperature corrected to 60 degrees Fahrenheit in accordance with the latest supplement or amendment to the appropriate ASTM-IP Petroleum Measurement Tables.

(b)	The Company shall calibrate the Tanks and meters and verify the accuracy of the sampling and measurement equipment used to receive Barclays’ Inventory pursuant to applicable standards set by the ASTM, including the latest revisions thereto and shall generally conduct all tests for quality in accordance with established ASTM standards and methods, except to the extent that they conflict with applicable governmental standards and methods. In the event of such conflict, governmental standards and methods shall control. Quality tests shall include testing for API gravity.

3.7	Inventory, accounting and Losses

(a)	Subject to and in accordance with paragraph (b) below, Barclays shall bear losses in respect of Barclays’ Inventory due to:

(i)	customary handling in accordance with this Agreement; and

(ii)	evaporation and shrinkage while in the Company’s custody in accordance with this Agreement and/or evaporation and shrinkage otherwise suffered or incurred during the receipt, handling, storage or delivery of Barclays’ Inventory in accordance with this Agreement, in an amount up to 0.01% (the Handling Loss Allowance).

(b)	The Company shall be:

(i)	liable for all losses in respect of Barclays’ Inventory due to the factors referred to in paragraph (a) above that exceed the Handling Loss Allowance, unless such losses are due to the wrongful acts or omissions, gross negligence or willful misconduct of Barclays or its employees, agents and contractors;

(ii)	liable for all losses in respect of Barclays’ Inventory to the extent not due to the factors referred to in paragraph (a) above arising as a result of the Company’s wrongful acts or omissions, negligence, gross negligence or willful misconduct, unless such losses are due to the wrongful acts or omissions, negligence, gross negligence or willful misconduct of Barclays or its employees, agents and contractors; and

(iii)	in performing its obligations hereunder, strictly liable for all Contamination of Barclays’ Inventory (howsoever caused, including, without limitation, by Force Majeure), unless such contamination is due to the wrongful acts or omissions, gross negligence or willful misconduct of Barclays or its employees, agents and contractors, and in each case, the Company’s liability shall be to:

(A)	pay to Barclays (in accordance with paragraph (d) below) the then present fair market value of the aggregate loss of Barclays’ Inventory (as determined at the time of the loss), or alternatively, to replace such loss with Inventory of equal or greater fair market value had such loss not taken place; and

(B)	promptly on demand by Barclays, defend, indemnify and hold harmless Barclays (for and on behalf of itself and any other Indemnified Person) for and against all Losses resulting from loss or Contamination of any of Barclays’ Inventory, including removal and replacement of any Contaminated Barclays’ Inventory and any hedge breakage costs incurred by Barclays in reducing the principal amount of its price hedging in respect of Barclays’ Inventory to reflect such loss or Contamination.

In addition to the remedies in paragraphs (A) and (B) above, the Company shall exchange and/or process any Contaminated Inventory for purposes of and in accordance with each Confirmation as though such Contaminated Inventory were not Contaminated.

(c)	The Company, on or prior to the tenth (10th) Business Day of each month during the Term of this Agreement, shall provide Barclays, at the address indicated in Section 16 (Notices), reports reflecting, with respect to the preceding month:

(i)	all receipts and deliveries of Barclays’ Inventory into and out of the Facilities;

(ii)	all receipts and deliveries of the Company’s Inventory and/or Third Party Inventory into and out of the Facilities;

(iii)	stock transfers and tank-to-tank transfers, and the dates of each such transfer in respect of both Barclays’ Inventory and the Company’s Inventory and/or Third Party Inventory;

(iv)	the beginning storage inventory and the ending inventory for each Facility in respect of both Barclays’ Inventory and the Company’s Inventory and/or Third Party Inventory; and

(v)	the Tanks, Pipelines and Marine Vessels in which Barclays’ Inventory is located.

(d)	At Barclays’ request, the Company shall provide such reports on a more frequent basis. The Company shall in good faith adjust the book inventory to the physical inventory no less frequently than weekly. Each adjustment will be provided to Barclays for its comments. Any such comments or the failure to provide comments shall not affect Barclays’ right to subsequently challenge the accuracy of the book inventory. In the event of a dispute, the book inventory shall not be determinative of the ownership interests of Barclays and the Company in relation to Inventory in the Facilities.

(e)	The Company and Barclays shall negotiate in good faith to resolve any dispute over the volumes of Barclays’ Inventory received, stored or delivered within ninety (90) days from the date that Barclays receives the monthly report described in Section 3.7(c). Inventory gains and losses determined by the process described in Section 3.7(c) shall be accumulated on a quarterly basis (unless the Agreement is terminated prior to the end of a quarter, in which case any Inventory gains and losses shall be determined and assessed and as appropriate paid by the Company to Barclays no later than the Termination Date or Early Termination Date, whichever the case), and the Company shall pay to Barclays the fair market value of the aggregate loss of Inventory for which the Company is responsible pursuant to Section 3.7(b) on or prior to the tenth (10th) Business Day following the end of each quarter.

3.8	Tank condition and cleaning, maintenance and inspection reports

(a)	The Company shall ensure that the Tanks in which Barclays’ Inventory shall be stored and handled are suitable for such storage at all times during the Term.

(b)

The Company may clean the Tanks during the Term of this Agreement for the following reasons: to perform maintenance, to perform inspections, in case of an emergency, and to ensure product quality and otherwise as may be required by any Governmental Authority or under any Environmental Approval. In the event of Tank cleaning pursuant to this Section 3.8(b), the Company shall be responsible for the full cost of removing Barclays’ Inventory, cleaning the Tanks, and disposing of any contaminants. The Company shall provide substitute tank(s) for Barclays during such time that a Tank is unavailable due to Tank cleaning pursuant to this Section 3.8(b). The transfer of Barclays’ Inventory from unavailable Tank(s) to substitute tank(s) shall be at the Company’s sole expense, and the substitute tank(s) shall be of a capacity sufficient in the aggregate to hold Barclays’ Inventory from the unavailable Tank(s) and suitable for storage of Barclays’ Inventory. Any such substitute tank(s) and the transfer to and from such substitute tank(s) will be covered by all of the terms and conditions of this Agreement (including, without limitation, Sections 3.3 (Commingling) and 5.1(b) (Title)). For the avoidance of doubt, any transfer of Barclays’ Inventory from a Tank to another tank pursuant to this paragraph (b) shall not constitute customary handling for the purposes of Section 3.7 (Inventory, accounting and Losses).

(c)	Upon termination of this Agreement, the Company shall be responsible for the full cost of cleaning the Tanks and disposing of any contaminants in the Tanks, including water and sediment.

(d)	If during the Term of this Agreement the Company or a Third Party performs inspections on any of the Tanks or on any portion of the System, Barclays shall have the right, upon request, to inspect copies of any inspection reports related to any such inspections.

3.9	Inspection and audit

Barclays shall have the right, during the Company’s normal business hours and after reasonable notice to the Company (together with such inspectors and advisers as it chooses) so as not to disrupt its operations, to:

(a)	make periodic inspections of the System and each of its components;

(b)	conduct audits of any pertinent books and records, including those related to receipts and inventories of its Inventory; and

(c)	conduct physical verifications of the amount of Barclays’ Inventory stored in the Tank(s) or elsewhere in the Facilities.

3.10	Obligations as service provider

(a)	The Company agrees that it shall take the following actions, acting as principal, as necessary in furtherance of performance of the Company’s obligations under this Agreement:

(i)	liaise with third parties as necessary for the performance of the Terminaling and Transport Services in respect of Barclays’ Inventory, including, without limitation, any third party operators of Facilities, Landlords and owners of the Barges;

(ii)	pay any relevant storage and transport fees, including freight and demurrage, to such third parties as necessary for the performance of the Terminaling and Transport Services in respect of Barclays’ Inventory;

(iii)	take any actions necessary to enable the operation of the parties’ rights under any Material Contract;

(iv)	ensure that the Inventory owned by Barclays is at all times to be maintained in the relevant Facility;

(v)	ensure that the relevant third party operator issues, as applicable, warehouse receipts or bills of lading (via endorsement) to Barclays (in form and substance satisfactory to Barclays) in respect of the Inventory stored at the relevant third party operated Facilities;

(vi)	take and ensure that all reasonable actions necessary to maintain the quality and specifications of the Inventory owned by Barclays is taken;

(vii)	pay all costs for (A) the repair and maintenance of the System, including, but not limited to, the fees to be paid to any maintenance contractor and other charges for testing, cathodic protection, monitoring and engineering services; and (B) all use, throughput fees, tolls, wharfages and other charges attributable to the discharging or loading of Inventory between the Facilities and the Barges or other Marine Vessels; and

(viii)	notify Barclays as soon as practicable upon becoming aware of any fact, circumstance or event which could be or is prejudicial to Barclays or any default of the terms of this Agreement or any agreements with any third parties necessary for the performance of the Terminaling and Transport Services in respect of Barclays’ Inventory.

3.11	Standard of care

(a)	Except as provided in this Section 3, nothing in this Agreement makes the Company a trustee or fiduciary for Barclays. Nothing in this Agreement makes Barclays a trustee or fiduciary for the Company. Barclays need not hold in trust any moneys paid to it for the Company or be liable to account for interest on those moneys.

(b)	During the Term, the Company shall:

(i)	exercise all reasonable care and skill and act diligently and in good faith on behalf of Barclays; and

(ii)	act towards Barclays conscientiously and in good faith and not allow its interests (including in its dealings with third parties and any rights it may have in respect of Barclays’ Inventory) to conflict with the duties that it owes to Barclays under this Agreement.

4.	STORAGE AND SERVICES FEES

(a)	Subject to Section 9.1 (Relief from performance), Section 12.2 (Suspension and Termination) and any agreed early termination per Section 3.2(b) (Storage), if Barclays elects to store Inventory at the Facilities during a Storage Month, then Barclays shall pay Company the “Storage and Services Fee”, which is calculated as detailed in Section 4(b). The Storage and Services Fee shall be exclusive of any applicable taxes. The parties shall agree upon the Storage and Services Fee by no later than the eighth (8th) Business Day of the Notice Month.

(b)	For a Storage Month in which Inventory is stored at the Facilities, Barclays shall owe to Company a “Storage and Services Fee”, which is comprised of the sum of the following three (3) components:

(i)	$760,000 for Barclays’ Percentage Capacity related to Crude Oil (the Fixed Crude Sum);

(ii)	$1,009,200 for Barclays’ Percentage Capacity related to Products (the Fixed Products Sum); and

(iii)	an amount in USD as determined and agreed by and between the parties based on rates negotiated between the parties as applied against Barclays’ Block Volume intended to be stored at the Facilities during such Storage Month, as calculated on the sixth (6th) Business Day of the Notice Month (the Products Inventory Sum).

(c)	Subject to Section 9.1 (Relief from performance), Section 12.2 (Suspension and Termination) and any agreed early termination per Section 3.2(b) (Storage), Barclays shall pay (in accordance with Section 12 (Payments) of the Framework Agreement) the Company for any Additional Volume (metric ton basis) stored at a rate of $0.40 per Barrel, such rate to be exclusive of applicable taxes (the Additional Volume Storage and Services Fee).

(d)	Each month during the Term of this Agreement, the Company shall issue an invoice to Barclays in respect of:

(i)	amounts due from Barclays for the Terminaling and Transport Services (including any Storage and Services Fee and Additional Volume Storage and Services Fee) provided by the Company under this Agreement for the preceding Storage Month, including any Additional Volume Storage and Services Fee; and

(ii)	any Crude Oil Quality Balancing Adjustment payable by Barclays to the Company under Section 3.3 (Commingling).

(e)	Subject to Section 9.1 (Relief from performance), Section 12.2 (Suspension and Termination) and any early termination per Section 3.2(b) (Storage), payment for Terminaling and Transport Services during a Storage Month shall be due on the fifteenth (15th) day of the month following the relevant Storage Month unless the parties mutually agree to different date(s) of payment.

(f)	Subject to Section 9.1 (Relief from performance), Section 12.2 (Suspension and Termination) and any early termination per Section 3.2(b) (Storage), payment of the Company Storage and Services Fee for a Storage Month shall be due on the fifteenth (15th) day of the month following the relevant Storage Month unless the parties mutually agree to different date(s) of payment.

(g)	Each month during the Term of this Agreement, Barclays shall issue an invoice to the Company in respect of any:

(i)	Crude Oil Quality Balancing Adjustment payable by the Company to Barclays under Section 3.3 (Commingling); and

(ii)	any repayment (with interest) due from the Company to Barclays to repay any protective amounts advanced paid by Barclays under Section 5.3 (Lease Payments).

(h)	Barclays shall not be liable for any other fees or charges whatsoever, including tank-to-tank or intra-system pump-overs, pump-out fees, heating costs (for natural gas or otherwise) or any other charges once the Inventory has been delivered to the System or delivered out of the System.

(i)	Barclays acknowledges and agrees that the Company shall have a warehouseman’s lien over Barclays’ Inventory in the amount of any unpaid Storage and Services Fees then due and owing in accordance with the provisions of the Uniform Commercial Code as in effect in Hawaii or pursuant to any other statutory or possessory lien or charge on or Security Interest in Barclays’ Inventory as otherwise may arise under the laws of the State of Hawaii.

5.	TITLE AND CUSTODY

5.1	Title

(a)	The Company, for itself and on behalf of its Affiliates, fully acknowledges Barclays’ right, title to and interest in Barclays’ Inventory and further agrees that neither it nor any of its Affiliates shall have any claim to or interest in Barclays’ Inventory and waives any statutory or possessory lien or charge on or Security Interest in Barclays’ Inventory, except as provided in Section 4(i).

(b)	Subject to the Company’s rights under Section 4(i), the Company undertakes not to allow Barclays’ right, title or interest in and to Barclays’ Inventory to become encumbered through any action or inaction of the Company, any Affiliate of the Company or the employees, agents or creditors of the Company or its Affiliates or otherwise while in custody of the Company.

(c)	Any unremedied failure by the Company to comply with paragraph (b) above shall be treated as a loss of Barclays’ Inventory for the purposes of Section 3.7 (Inventory, accounting and Losses).

5.2	Custody

Custody of Barclays’ Inventory shall pass to the Company at the same time and location as Barclays takes title to such Barclays’ Inventory under the Crude Agreements, the ISDA Master Agreement or the Initial Purchase Confirmations (as applicable) or, if later in respect of the relevant Barclays Inventory, upon delivery of the relevant Barclays Inventory to the Facilities.

5.3	Lease Payments

For any Lease, if the Company has failed to timely make any payment due under such Lease, then Barclays shall be entitled (but not obliged) to make a protective advance to pay rents and other amounts due under such Lease, as agent on behalf of the Company, and the sums paid by Barclays shall be made a debt due from the Company to Barclays and payable immediately upon demand, with interest thereon at the Default Rate.

5.4	Possible Forfeiture of Leases

(a)	During the Term, the Company shall use its best efforts at its sole cost to prevent the Landlord under each of the Leases from:

(i)	interfering with Barclays’ use of the premises demised under the Leases or any portion thereof; and/or

(ii)	obtaining a charging order or lien against any of the Company’s or Barclays’ assets.

(b)	If the Landlord under any Lease commences any Forfeiture Action or threatens to commence any Forfeiture Action, the Company shall immediately (but in no event later than 24 hours after becoming aware of the same) give notice of the same to Barclays with full details and copies of each and every communication and/or document received in connection with such Forfeiture Action or threatened Forfeiture Action;

(i)	the Company shall keep Barclays regularly and fully informed and updated in respect of the progress of any pending or threatened Forfeiture Action and shall:

(A)	immediately upon receipt or issuance provide copies of each and every communication and/or document served or sent by the Company and/or its legal counsel and/or agents to the Landlord of the relevant Lease and/or its legal counsel and/or agents in relation to any Forfeiture Action;

(B)	immediately upon receipt or issuance provide copies of each and every communication and/or document and/or order received by the Company and/or its legal counsel from the court, or sent or filed by the Company and/or its legal counsel to the court, which relate to any Forfeiture Action;

(C)	promptly consult with Barclays regarding a Forfeiture Action and take into account Barclays’ recommendations on strategy and tactics when making any decisions in relation to the same;

(D)	not make any decision of a material nature including, without limitation, any decision to issue proceedings, file any pleadings and issue or resist any notice of appeal, any material tactical or strategic decision or any decision in respect of settlement or compromise without the prior written approval of Barclays (which approval shall not be unreasonably withheld);

(E)	take such action and advance such arguments to contest, defend or appeal any Forfeiture Action (or any aspect of it) as may be reasonably requested by Barclays and agrees not to make any admission of liability, agreement, settlement or compromise in relation to any Forfeiture Action without the prior written approval of Barclays (which approval shall not be unreasonably withheld); and

(F)	appeal (or apply for leave to appeal, as appropriate) any Forfeiture Action resulting in forfeiture or termination of the relevant Lease or grant of an order for specific performance or a mandatory injunction or a declaration and/or to apply for relief from forfeiture and/or to appeal any refusal to grant such relief in relation thereto.

(ii)	The Company agrees to indemnify and hold harmless Barclays against and from any and all liability, damage, expense, cause of action, suits, claims or judgments arising out of or in any way connected with any Forfeiture Action and shall promptly reimburse Barclays for all reasonable out-of-pocket expenses (including legal fees, disbursements and applicable taxes) incurred by Barclays relating to any Forfeiture Action, including any order to pay the legal costs of the Landlord under the relevant Lease (including disbursements and applicable taxes).

(c)	During the Term, the Company shall:

(i)	not sublet, assign or transfer any of its interest in the Lease or the premises demised under the Lease, nor suffer or permit any of the Leases (or any portion of the premises demised under the Lease) to be assigned, transferred, licensed, let or underlet without Barclays’ prior written consent (not to be unreasonably withheld); and

(ii)	promptly notify Barclays of any occurrence of a default or an event of default under any of the Leases on the part of Landlord or the Company.

6.	TAXES AND ASSESSMENTS

(a)	Barclays shall be responsible for ensuring that any taxes, duties, fees and charges (other than in respect of any environmental taxes, duties, fees and charges, the responsibility and liability for which is addressed in the Framework Agreement), including excise taxes and taxes on Barclay’s income, are paid with respect to Barclays’ Inventory during the time such Inventory is owned by Barclays and to the extent that such tax relates to Barclays.

(b)	The Company shall be responsible for ensuring that no products are removed from the System without the applicable taxes and duties due being paid, secured or otherwise accounted for. In addition, the Company shall ensure that all relevant records are kept as required by the U.S. Internal Revenue Code of 1986 and/or Hawaiian tax law and reported to the U.S. Internal Revenue Service and/or the Hawaii Department of Taxation.

(c)	The Company shall be responsible for and pay all other applicable taxes that may be levied upon it, including any increases in taxes levied on the System or any component thereof (real property, personal property or both), as a result of Barclays’ activities at the Refinery and/or the Facilities that it may be required to pay or collect under Applicable Law.

7.	REPRESENTATIONS AND WARRANTIES

(a)	Each Party represents and warrants to the others on the date of this Agreement and on the Initial Purchase Date, as follows:

(i)	It has the corporate, governmental and other legal capacity, authority and power to execute this Agreement, to deliver this Agreement and to perform its obligations under this Agreement, and has taken all necessary action to authorize the foregoing.

(ii)	The execution, delivery and performance of this Agreement, and the transactions contemplated by this Agreement, by it do not and shall not violate or conflict with any Applicable Law applicable to it or any of its assets, any provision of its constitutional documents or any contracts binding on or affecting it or any of its assets.

(iii)	All Company Authorizations or Barclays Authorizations, as applicable, that are required to have been obtained or effected by it in respect of this Agreement and the Parties’ performance of their respective obligations have been obtained or effected and are in full force and effect on the date they are required.

(iv)	This Agreement constitutes its legally binding, valid and enforceable obligation (subject to any general principles of law limiting its obligations and referred to in any legal opinion required under the Framework Agreement).

(v)	No Event of Default where it is the Defaulting Party or any event or circumstance which with notice or the passage of time would constitute an Event of Default where it is the Defaulting Party has occurred and is continuing.

(b)	The Company represents and warrants to Barclays on the date of this Agreement and on each date during the Term as follows:

(i)	It is a limited liability company duly incorporated and validly existing under the laws of Hawaii and has the power to own its assets and carry on its business as it is being conducted.

(ii)	The System and all components thereof are in good serviceable condition and have been maintained and operated in a manner which complies in all material respects with Good Industry Practice; the System and all components thereof are structurally sound; it and the facilities that shall be used for the Terminaling and Transport Services provided by it under this Agreement are in material compliance with all Applicable Laws and such facilities are suitable for the purposes for which they are to be utilized under this Agreement; and save as disclosed it is not aware of any leak in any tank, pipeline or other plant or equipment, or of any other situation in the System or any component thereof which could cause Barclays to incur material Losses or otherwise be materially detrimental to Barclays’ interests.

(iii)	It has good title to, or freedom to use under any Applicable Laws, the System and all components thereof.

(iv)	There are no existing or threatened labor disputes at the Refinery or the Facilities that could interfere with its performance under this Agreement, and there is no litigation, arbitration, regulatory action or administrative proceeding current or, to its knowledge, pending or threatened, that could have or, if adversely determined, are reasonably likely to have a Material Adverse Effect.

(v)	It is not aware of any fact or circumstance with respect to itself, the System or any component thereof which, if disclosed, would be reasonably likely to cause reputational harm to the Company or to Barclays.

(c)	Where a representation and warranty is made after the date of this Agreement under paragraph 7(a) or 7(b) above it is made by reference to the facts and circumstances then existing.

(d)	Barclays shall deliver the terms attached in Schedule 2 to Lukoil Pan Americas LLC (“Lukoil”) for further dissemination to all Marine Vessels nominated to deliver Inventory to the Facilities hereunder wherein the Crude Supplier is Lukoil. Barclays shall deliver the terms attached in Schedule 3 to all Crude Suppliers (with the exception of Lukoil) for further dissemination to all Marine Vessels nominated to deliver Inventory to the Facilities hereunder. The terms provided in Schedule 2 and Schedule 3 may be amended from time to time by the mutual written agreement of the Parties, and thereafter such amended terms shall be disseminated as noted above.

(e)	Nothing contained herein shall limit or restrict the Company’s right to approve or reject any Marine Vessel nominated to discharge at the Facilities for failure to comply with the applicable requirements as set forth under paragraph (d) above.

8.	INSURANCE

(a)

Barclays shall, at its sole expense, carry and maintain and keep in full force and effect throughout the Term of this Agreement all risk property insurance for the full market value with respect to Inventory that it owns, whether it is in transit to or from the System or in storage in the System. During ocean transit, Barclays shall carry and maintain at its sole cost and expense or ensure that its Crude Supplier carries and maintains at its sole cost and expense insurance coverage to the full value of the cargo plus 10% against ordinary marine risks and including the risk of shortage, leakage and contamination, subject to a deductible of 0.5% of the full value of the cargo. Barclays or its Crude Supplier shall pay all premiums required to maintain these policies in effect and shall require the insurers to provide the Company with certificates of cover when requested but at least annually. To the extent such cargo policies are carried by Barclays (and not the relevant Crude Supplier), such policies shall (i) include an endorsement that the insurers waive all rights of subrogation against the Company, its Affiliates and each of their directors, officers, employees, representatives, agents and contractors and (ii) be primary and non-contributory as to any other insurance that the Company may have in place that would otherwise provide coverage for such loss.

(b)	Barclays warrants that all Marine Vessels nominated for discharge at the Facilities whereby Lukoil is the Crude Supplier to Barclays shall meet the insurance requirements specified in the LITASCO General Terms and Conditions for Sales and Purchases of Crude Oil and Petroleum Products, 2007 Edition or as otherwise agreed between the Parties.

(c)	The Company shall, at its sole cost and expense, carry and maintain (or cause to be carried or maintained on its behalf and shall be included as a named insured in all such cases) in full force and effect insurance coverage, with licensed and permitted insurance companies rated not less than A-, IX by A.M. Best or “A” by Standard & Poor’s (in each case in the most recent ratings publication promulgated by such entity) or equivalent from a nationally recognized ratings agency or otherwise reasonably satisfactory to Barclays, of the following types and amounts:

(i)	Workers Compensation with statutory limits as required by the jurisdiction where employees of the Company are hired and Employer’s Liability coverage for injury, sickness, disability or death of employees in a minimum amount no less than $1,000,000 per accident, $1,000,000 per employee and $1,000,000 per disease or in amounts otherwise required by local legislation;

(ii)	Commercial automobile liability insurance, including coverage for owned, non-owned and hired automobiles for both bodily injury and property damage in accordance with statutory legal requirements, with combined single limits of no less than $1,000,000 per accident with respect to bodily injury, property damage or death;

(iii)	Commercial general liability coverage written on an “occurrence” policy for bodily injury and property damage, including premises/operations, products/completed operations, contractual liability, personal injury, liability arising out of wharfinger, terminal operator and/or stevedoring operations and loss, Contamination or degradation of Inventory and “sudden and accidental pollution” liability coverage (excluding events that result in acidic deposition). Such insurance shall be maintained with policy limits not lower than those required by applicable law, but in no event lower than $1,000,000 per occurrence and $2,000,000 in the annual aggregate plus a $2,000,000 annual aggregate for products/completed operations;

(iv)

Umbrella and/or excess liability policies providing coverage in excess of the types and amounts required (i) as to Employer’s Liability, (i) and (iii) above, not including Contamination or degradation of Inventory but including “sudden and accidental pollution” liability coverage required in (iii) above (excluding events that result in acidic deposition), with policy limits not lower than those required by applicable law and in line with industry standards as applied to a comparable asset, but in no event less than

$300,000,000 per occurrence and in the aggregate; provided that, to the extent the policy aggregate is reduced to less than $200,000,000 by insured claims, the Company shall use commercially reasonable efforts to reinstate the aggregate and/or purchase additional insurance such that available policy limits are not less than $200,000,000, in the aggregate; provided that failure by the Company to reinstate the aggregate or purchase additional insurance to such level within ninety (90) days shall constitute an Event of Default under Section 12.1(c) hereof;

(v)	Environmental liability coverage for bodily injury, property damage, on-site clean-up and off-site clean-up as the result of gradual seepage and pollution (excluding events that result in acidic deposition), with policy limits not lower than those required by applicable law and in line with industry standards as applied to a comparable asset, but in no event lower than $50,000,000 per claim;

(vi)	All-Risk property insurance (including, but not limited to, windstorm, earthquake and flood) covering damage to the Facilities on a repair or replacement cost basis (no co-insurance or a waiver thereof) and in an amount sufficient to repair major components of the Facilities as reasonably determined pursuant to an engineering report prepared by an expert recognized by underwriters for such purpose or a loss limit reasonably acceptable to Barclays. Such all-risk property insurance shall be subject to sublimits, aggregates, deductibles and other terms, conditions and exclusions that are reasonably acceptable to Barclays; and shall include business interruption and extra expense insurance in an amount equal to the projected annual net income from the Refinery, the Facilities and Tanks plus any carrying costs and extraordinary expenses, for a period of eighteen (18) months, based upon Company’s reasonable estimate thereof as approved by Barclays; and

(vii)	mortgage title insurance covering the Refinery naming the ABL Collateral Agent, the Inventory Collateral Agent and Barclays as the beneficiary.

(d)	The insurance policy limit requirements under Section 8(a) may be satisfied by a combination of primary and excess policies issued by insurance carriers having the qualifications required under Section 8(a). Any deductible or retentions applicable to the policies shall be the sole responsibility of the Company.

(e)	The Company shall cause its insurance carriers or its authorized insurance broker to furnish Barclays with insurance certificates (and such other information reasonably requested by Barclays in the form of copies of insurance binders and policies), in a form reasonably satisfactory to Barclays, evidencing the existence of the coverage required pursuant to Section 8(a). To the extent commercially available, the policies required pursuant to Section 8(a) shall provide at least thirty (30) days’, or in the case of non-payment of premium at least ten (10) days’, written notice of cancellation to Barclays. The Company shall be required to provide prompt written notice to Barclays of any termination or material change in the insurance required to be obtained and maintained pursuant to Section 8(a). The Company shall also provide renewal certificates as soon as possible but in no event more than thirty (30) days after expiration of the policy under which coverage is maintained.

(f)

Each of the insurance policies indicated in Section 8(c)(i) through Section 8(c)(vi) shall include an endorsement that the insurer(s) agree to include the ABL Collateral Agent, the Inventory Collateral Agent, Barclays, its Affiliates, and each of their directors, officers, employees, representatives, agents and contractors as additional insureds (whether through a blanket endorsement as required by contract or through an endorsement specifically naming the required parties), shall state that such insurances shall be primary and non-contributory with respect to insurance maintained by such additional insureds and shall include a separation of insureds or severability of interest clause with no exclusions for cross-liability (to the extent commercially available).

(g)	Each of the insurance policies indicated in Section 8(c)(i) through Section 8(c)(vi) shall include an endorsement that the insurers agree to waive all rights of subrogation against Barclays, its Affiliates, and each of their directors, officers, employees, representatives, agents and contractors. In addition, Company hereby agrees to waive all rights of subrogation against Barclays, its Affiliates, and each of their directors, officers, employees, representatives, agents and contractors.

(h)	The Company will maintain insurance coverage in substantially similar form and substance as in effect as of the Initial Purchase Date and in line with industry standards for a refinery, storage and terminaling entity of similar size, configuration and complexity, taking into account any unique characteristics, but in no event in scope or amount less than the requirements set forth in the other provisions of this Section 8.

(i)	All Insurance Proceeds shall be applied in the manner contemplated in Section 5 of the Intercreditor Agreement.

(j)	The mere purchase and existence of insurance coverage does not release any Party from any Losses incurred or assumed under this Agreement.

9.	FORCE MAJEURE

9.1	Relief from performance

(a)	No Party shall be liable to any other Party if it is rendered unable by an event of Force Majeure to perform, in whole or in part, any obligation or condition of this Agreement (other than any obligation or condition under Sections 3.5(c) to 3.5(d) (Receipts into and deliveries out of the Facilities) and 5.1(b) (Title)), provided that:

(i)	the Company shall be released from any such obligation only to the extent Barclays is or would be excused from performance thereof as a result of Force Majeure under the ISDA Master Agreement or the Crude Agreements, as applicable, for so long as the event of Force Majeure exists and to the extent such performance is hindered by the Force Majeure; and

(ii)	the entity unable to so perform shall use commercially reasonable efforts (and for the Company, in accordance with Good Industry Practice), to avoid, overcome or ameliorate the event of Force Majeure.

(b)	During the period that performance by the Company of the whole or part of any obligation has been suspended by reason of an event of Force Majeure pursuant to paragraph (a) above, Barclays likewise may suspend the performance (including payment) of the whole or part of its obligations to the extent that such suspension is commercially reasonable.

(c)	If the Company is affected by an event of Force Majeure and some or all of the Facilities are restricted or unavailable for Barclays’ use, the Company shall adjust the storage charges payable under Section 4 (Storage and Services Fees) proportionately so that Barclays is obligated to pay the Company only for Terminaling and Transport Services actually available to Barclays.

9.2	Notice of Force Majeure

(a)	If the Company is unable to perform due to an event of Force Majeure, it shall notify Barclays within one (1) Business Day of becoming aware of the occurrence of Force Majeure, including all such known details and expected duration of the Force Majeure and the volume of Inventory affected. The Company also shall promptly notify Barclays when the Force Majeure ends.

(b)	If Barclays is unable to perform due to an event of Force Majeure, Barclays shall notify the Company within one (1) Business Day of becoming aware of the occurrence of Force Majeure, including all such known details and expected duration of the Force Majeure and the volume of Inventory affected. Barclays also shall promptly notify the Company when the Force Majeure ends.

9.3	Substitute Tank(s)

(a)	If a Tank(s) is unavailable due to an event of Force Majeure, the Company shall use commercially reasonable efforts to provide or procure suitable substitute tank(s) for Barclays.

(b)	The transfer of Barclays’ Inventory from the affected Tank(s) to any substitute tank(s) shall be at the Company’s sole expense.

(c)	Any such substitute tank(s) and the transfer to and from such substitute tank(s) will be covered by all of the terms and conditions of this Agreement (including, without limitation, Section 3.3 (Commingling) and 5.1(b) (Title)). For the avoidance of doubt, any transfer of Barclays’ Inventory from a Tank to another tank pursuant to this Section 9.3 shall constitute customary handling for the purposes of Section 3.7 (Inventory, accounting and Losses).

(d)	Upon the termination of the Force Majeure event, the Company shall also be responsible for any transfer of Barclays’ Inventory from the substitute tank(s) back to the original Tank(s). Such transfers shall also constitute customary handling for the purposes of Section 3.7 (Inventory, accounting and Losses).

10.	INDEMNIFICATION

10.1	Indemnity

(a)	To the fullest extent permitted by Applicable Law, the Company shall defend, indemnify, pay, reimburse and hold harmless Barclays (for and on behalf of any Indemnified Person) from and against all Losses directly or indirectly suffered or incurred by any Indemnified Person related in any way to the System, any related assets or otherwise relating to this or any other Inventory Document to the extent arising out of (i) a breach by the Company of its obligations, agreements, representations or warranties under this Agreement, (ii) the failure of the Company to act in accordance with Good Industry Practice, or (iii) the gross negligence, willful misconduct or bad faith of the Company, except to the extent that such Losses are caused by the gross negligence, willful misconduct or bad faith on the part of Barclays, its employees or its agents.

(b)	To the fullest extent permitted by Applicable Law, Barclays shall defend, indemnify, pay, reimburse and hold harmless the Company (for and on behalf of any Company Indemnified Person) from and against all Losses directly or indirectly suffered or incurred by any Company Indemnified Person related in any way to the System, any related assets or otherwise relating to this or any other Inventory Document caused by (i) a breach by Barclays of its obligations, agreements, representations or warranties under this Agreement, or (ii) the gross negligence, willful misconduct or bad faith of Barclays, its employees or its agents.

(c)	To the fullest extent permitted by Applicable Law, the Company shall, on demand, defend, indemnify, pay, reimburse and hold harmless Barclays (for and on behalf of itself and any other Indemnified Person) for and against all Losses suffered or incurred directly or indirectly by any Indemnified Person (acting reasonably) in connection with any Environmental Matter to the extent arising at any time when the Company has custody and control of Barclays’ Inventory.

(d)	In the event of any Release or threatened Release of any Hazardous Substance from the System or any component thereof while Crude Oil and/or Products owned by Barclays or any of its Affiliates (or which Barclays or any of its Affiliates have any interest in or rights concerning) are in the custody and/or control of the Company (and/or of its Affiliates), the following shall apply:

(i)	the Company shall take all necessary action and/or work (including, but not limited to, all remedial action) in order to prevent any further Release of Hazardous Substance and to mitigate the presence and/or effect of any Hazardous Substance which has been Released to a standard required pursuant to Environmental Laws and/or the requirements of any Environmental Approval and/or any regulatory authority;

(ii)	the Company shall immediately notify (in writing) Barclays of any material Release or threatened Release of any Hazardous Substance which is likely to be subject to the action and/or steps described in this Section 10.1(d); and

(iii)	any action and/or work carried out under this Section 10.1(d) or otherwise shall be performed in accordance with all applicable Environmental Laws and the requirements of any regulatory authority (including any port or marine authorities).

(e)	In the event that a Party suffers or incurs any Losses as a result of the Release or threatened Release of any Hazardous Substance (in the circumstances described above), nothing in this Section 10 shall prohibit or restrict the recovery of such Losses from any other Party (or third party) under Environmental Laws except that no Party shall be entitled to recover where the Losses arose from their failure to comply with the terms of this Agreement.

10.2	Indemnity Procedure

All claims for indemnification under this Agreement shall be asserted and resolved as follows:

(a)	For purposes of this Agreement, the term Indemnifying Party when used in connection with particular Losses shall mean the Party or Parties having an obligation to indemnify another Party or Parties with respect to such Losses under this Agreement, and the term Indemnified Party when used in connection with particular Losses shall mean the Party or Parties having the right to be indemnified with respect to such Losses by another Party or Parties pursuant to this Agreement.

(b)	To make claim for indemnification under this Agreement, an Indemnified Party shall notify the Indemnifying Party of its claim under this Section 10.2 (Indemnity Procedure) including the specific details of and specific basis under this Agreement for its claim (the Claim Notice). In the event that the claim for indemnification is based upon a Third Party Claim, the Indemnified Party shall provide its Third Party Claim Notice promptly after the Indemnified Party has actual knowledge of the Third Party Claim and shall enclose a copy of all papers (if any) served with respect to the Third Party Claim; provided that the failure of any Indemnified Party to give notice of a Third Party Claim as provided in this paragraph (b) shall not relieve the Indemnifying Party of its obligations under this Agreement except to the extent such failure results in insufficient time being available to permit the Indemnifying Party to effectively defend against the Third Party Claim or otherwise materially prejudices the Indemnifying Party’s ability to defend against the Third Party Claim. In the event that the claim for indemnification is based upon an inaccuracy or breach of a representation, warranty, covenant or agreement, the Third Party Claim Notice shall specify the representation, warranty, covenant or agreement that was inaccurate or breached.

(c)	The Parties shall consult with each other regarding any claims made by a counterparty, pipeline operator, terminal operator, vessel owner, supplier, Crude Supplier or transporter against Barclays or any claims that Barclays may bring against any such person. Barclays agrees to take commercially reasonable actions in the handling of such claims, including the prosecution or defense thereof. At Barclays’ request, Company may assist in the prosecution or defense of such claims.

11.	LIMITATION

(a)	Other than in relation to any Losses arising from any Third Party Claims, neither Party shall be liable to the other in any way for loss of use, loss of profit or incentive payments, loss of production or business interruption or for any kind of incidental, indirect, consequential or punitive loss or damage, which is connected with any claim or indemnity arising under or given in this Agreement or the subject matter of this Agreement (howsoever caused).

(b)	Each Party shall take such steps as may be reasonably required to mitigate any Losses it may suffer from time to time.

(c)	Notwithstanding any other provision of this Agreement, in the event of any Loss or losses of Barclays inventory covered by Section 3.7 hereof which is the subject of insurances, the Party experiencing such Loss or losses shall first seek recovery under the relevant insurance before seeking recovery under the indemnification or payment provisions of this Agreement or the Agency and Advisory Agreement. Any recovery by such Party (net of the costs to such Party of pursuing such claim) (the Recovery) from the insurers in respect of such a claim shall reduce the amount of Losses for the purpose of any indemnity contained in the Inventory Documents. Each of Barclays and the Company shall provide an accounting and reconciliation of all such Recoveries on a monthly basis, with the amounts of such Recoveries credited or debited, as applicable, in the monthly invoicing provisions contained in the Inventory Documents.

The Parties acknowledge and agree that nothing in this Section 11 is intended to prevent the recovery by Barclays of any hedge breakage costs under Section 3.7(b)(iii)(B) (Inventory, accounting and Losses).

12.	DEFAULT AND TERMINATION

12.1	Default

Notwithstanding any other provision of this Agreement, an Event of Default shall occur in respect of this Agreement when:

(a)	A Party fails to make payment when due under this Agreement within two (2) Business Days of a written demand therefor (excluding any payment that is the subject of a good faith dispute but only to the extent of such disputed amount).

(b)	Either Party fails to perform any obligation under this Agreement:

(i)	in the case of a cancellation or material change in insurance policies required under Section 8 (Insurance) without notice to the other Party pursuant to Section 16 (Notices), in all respects; or

(ii)	in the case of an obligation under any other provision of this Agreement, in any material respect, provided that such failure to perform has or could be reasonably expected to have a Material Adverse Effect, which is not cured within ten (10) Business Days from the earlier of (i) the date that such Party receives notice that corrective action is needed and (ii) the date such Party becomes aware of such failure, or if curing such non-compliance reasonably requires more than ten (10) Business Days, then the defaulting Party commences such cure within such ten (10) Business Day period and diligently prosecutes and completes such cure within sixty (60) days thereafter.

(c)	The Company does not, within ninety (90) days of an event as described in Section 8(c)(iv), reinstate its umbrella and/or excess liability policy to no less than $200,000,000 in the aggregate.

12.2	Suspension and Termination

(a)	Notwithstanding any other provision of this Agreement, upon the occurrence of an Event of Default, the Party which is not in default (the Performing Party) shall in its sole discretion and upon five (5) Business Days’ notice to the Party in default (the Defaulting Party), be entitled to terminate this Agreement effective upon the date specified in such notice (a Termination Date).

(b)	Upon the occurrence of an Event of Default in respect of the Defaulting Party, the Performing Party may suspend its performance under this Agreement, including making payments under this Agreement.

(c)	As soon as reasonably practicable after receipt of a notice of termination, Barclays shall be required, in consultation with the Company, to take commercially reasonable steps to liquidate its inventory.

(d)	Paragraph (a) above is the sole and exclusive circumstance in which this Agreement shall terminate prior to the expiry of the Term.

(e)	Notwithstanding any provision of the ISDA Master Agreement, the Framework Agreement, the Agency and Advisory Agreement or this Agreement to the contrary, Barclays shall be entitled to remove all of its Inventory from the Facilities at any time pursuant to the terms of this Agreement.

13.	SPECIFIC PERFORMANCE

The Parties agree that the failure of the Defaulting Party to comply with the terms of this Agreement will cause irreparable injury to the Performing Party, which may not properly or adequately be compensated by the mere payment of money. The Parties agree, therefore, that upon the occurrence of an Event of Default, the Performing Party, in addition to any other remedies that may be available to the Performing Party, shall have the right to obtain from any competent court an order that the terms of this Agreement be specifically enforced.

14.	ASSIGNMENT AND CHANGES TO THE PARTIES

(a)	Subject to paragraph (c) below, either Party may assign, transfer, sub-contract or delegate any of its rights or obligations under this Agreement without the prior written consent of the other Party, and any purported assignment, transfer, sub-contract or delegation in violation of this provision shall be void and of no effect.

(b)	Without prejudice to paragraph (a) above, in the event of any assignment by the Company, the assignor shall remain jointly and severally liable with the assignee for the full performance of the assignor’s obligations under this Agreement, unless Barclays otherwise agrees in writing.

(c)	Barclays may (i) at its discretion assign, transfer or delegate to any of its Subsidiaries any of its rights or obligations under this Agreement without the prior written consent of the Company, and (ii) at any time pledge or grant a Security Interest in all or any portion of its rights under this Agreement to secure obligations of Barclays, including any pledge or assignment to a U.S. Federal Reserve Bank, and the provisions in this Section (other than the provisions of this subsection) shall not apply to any such pledge or grant of a Security Interest. Notwithstanding the foregoing, in the event of any assignment, pledge or grant by Barclays as contemplated in this paragraph (c), Barclays shall not, to the extent permissible by law, assign, grant or pledge any rights that are greater than or in violation of Barclays’ rights under this Agreement.

15.	SUCCESSORS AND ASSIGNS

This Agreement shall be binding on and inure to the benefit of the Parties and their respective successors and permitted assigns.

16.	NOTICES

16.1	In writing

(a)	Any communication in connection with this Agreement shall be in writing and, unless otherwise stated, may be given:

(i)	in person, by post or fax; or

(ii)	to the extent agreed by the Parties making and receiving the communication, by email or any other electronic communication.

(b)	For the purpose of this Agreement, an electronic communication will be treated as being in writing.

(c)	Unless it is agreed to the contrary, any consent or agreement required under this Agreement shall be given in writing.

16.2	Contact details

(a)	Except as provided below, the contact details of each Party for all communications in connection with this Agreement are set out in paragraph (b) below.

(b)	The contact details of the Company for this purpose are:

Address:	Tesoro Hawaii, LLC
One Memorial City Plaza
800 Gessner Road, Suite 875
Houston, Texas 77024
Fax number:	+1 832 565 1207
Email:	btarzwell@txnenergy.com
Attention:	Brice Tarzwell, Chief Legal Officer

(c)	The contact details of Barclays for this purpose are:

(i)	for all legal notices:

Address:	Barclays Bank PLC
Attention: Americas, General Counsel
745 Seventh Avenue
New York, NY 10019
USA

with a copy to

Address:	Barclays Bank PLC
Attention:	Commodity Linked Finance
745 Seventh Avenue
New York, NY 10019
USA
Attention:	John Eleoterio
Phone:	+1 212 412 1586
Fax Number:	+1 866 395 4482
Email:	ProjectSurfNotices@barclayscapital.com

(ii)	for formal notices:

Address:	Barclays Bank PLC
Attention: Commodity Linked Finance
745 Seventh Avenue
New York, NY 10019
USA
Attention:	John Eleoterio
Phone:	+1 212 412 1586
Fax number:	+1 866 395 4482
Email:	ProjectSurfNotices@barclayscapital.com

with a copy to

Address:	Barclays Bank PLC
Attention:	Americas, General Counsel
745 Seventh Avenue
New York, NY 10019
USA

(iii)	for all operational matters:

Address:	Barclays Bank PLC
1301 McKinney (Suite 300)
Houston, TX 77010
USA
Switchboard	+1 713 401 6800
Email:	ProjectSurfNotices@barclayscapital.com
Attention:	Oil Logistics Department

For urgent matters requiring immediate attention:

Attention:	David Wilson
Telephone:	+ 1 713 401 6790 (Office)
Telephone:	+1 210 365 7427 (Mobile)
Email:	david.b.wilson@barclays.com

Attention:	Karen Snow
Telephone:	+1 713 401 6792 (Office)
Telephone:	+1 646 937 3430 (Mobile)
Email:	karen.snow@barclays.com

(d)	Any Party may change its contact details by giving five (5) Local Business Days’ notice to the other.

(e)	Where a Party nominates a particular department or officer to receive a communication, a communication will not be effective if it fails to specify that department or officer.

16.3	Effectiveness

(a)	Except as provided below, any communication in connection with this Agreement will be deemed to be given as follows:

(i)	if delivered in person, at the time of delivery;

(ii)	if posted, five (5) days after being deposited in the post, postage prepaid, in a correctly addressed envelope;

(iii)	if by fax, when received in legible form; and

(iv)	if by email or any other electronic communication, when received in legible form.

(b)	A communication given under paragraph (a) above but received on a non-working day or after business hours in the place of receipt will only be deemed to be given on the next working day in that place.

(c)	A communication to Barclays will only be effective on actual receipt by it.

17.	LANGUAGE

(a)	Any notice given in connection with this Agreement shall be in English.

(b)	Any other document provided in connection with this Agreement shall be:

(i)	in English; or

(ii)	(unless Barclays otherwise agrees) accompanied by a certified English translation. In this case, the English translation prevails unless the document is a statutory or other official document.

18.	SEVERABILITY

If a term of this Agreement is or becomes illegal, invalid or unenforceable in any jurisdiction, that will not affect:

(a)	the legality, validity or enforceability in that jurisdiction of any other term of this Agreement; or

(b)	the legality, validity or enforceability in other jurisdictions of that or any other term of this Agreement.

19.	RIGHTS AND REMEDIES CUMULATIVE; EFFECT OF WAIVERS

The rights of either Party under this Agreement (a) may be exercised as often as necessary, (b) are cumulative and not exclusive of its rights under law or in equity, and (c) may be waived only in writing and specifically. Delay in exercising or non-exercise of any right is not a waiver of that right. Any waiver, consent or amendment shall be effective only in the specific instance and for the specific purpose for which it was given and shall not entitle either Party to any further or subsequent waiver, consent or amendment.

20.	COMPLETE AGREEMENT

(a)	This Agreement, and the documents referred to in it, contains the complete agreement between the Parties on the matters to which it relates and supersedes all prior commitments, agreements and understandings, whether written or oral, on those matters. Except as required by statute, no terms shall be implied (whether by custom, usage or otherwise) into this Agreement.

(b)	Each Party:

(i)	acknowledges that, in agreeing to enter into this Agreement, it has not relied on any express or implied representation, warranty, collateral contract or other assurance made by or on behalf of any other party at any time before the signature of this Agreement; and

(ii)	waives all rights and remedies which, but for this paragraph (ii), might otherwise be available to it in respect of any such express or implied representation, warranty, collateral contract or other assurance.

(c)	Nothing in the preceding paragraph limits or excludes any liability for fraud.

21.	AMENDMENT

This Agreement may not be altered, amended, modified or otherwise changed in any respect except in writing duly executed by an authorized representative of each Party and no representations or warranties shall be implied or terms added in the absence of a writing signed by all Parties.

22.	SURVIVAL

(a)	This Section 22 and the following provisions of this Agreement (and any defined terms, Section and/or Schedules referred to in them and/or necessary in order to give effect to them) including all rights and obligations arising under those provisions will survive termination or expiration of this Agreement and shall continue in full force and effect notwithstanding termination of this Agreement:

(i)	Sections 3.7 (Inventory, accounting and Losses), 10 (Indemnification), 24 (Governing Law) and 25 (Enforcement); and

(ii)	the obligations of each Party that is required to take effect on or give effect to termination or the consequences of termination or which by their very nature shall survive termination.

(b)	Termination or expiration of this Agreement shall not affect any rights or obligations that may have accrued prior to termination, including any in respect of antecedent breaches and, for the avoidance of doubt but subject to the terms of this Agreement, any rights or obligations under this Agreement in respect of transactions entered into up to and including the date of termination or expiration of this Agreement.

23.	COUNTERPARTS

This Agreement may be executed in any number of counterparts. This has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

24.	GOVERNING LAW

This Agreement, the relationship between the Parties and any claim or dispute (whether sounding in contract, tort, statute or otherwise) relating to this Agreement or that relationship shall be governed by and construed in accordance with the laws of the State of New York, including section 5-1401 of the New York General Obligations Law but excluding any other conflict of law rules that would lead to the application of the law of another jurisdiction.

25.	ENFORCEMENT

25.1	Jurisdiction

The Parties irrevocably submit to the exclusive jurisdiction of any New York State or U.S. Federal court sitting in the City and County of New York for the settlement of any dispute in connection with this Agreement. The New York courts are the most appropriate and convenient courts to settle any such dispute and each Party waives objection to those courts on the grounds of inconvenient forum or otherwise in relation to proceedings in connection with this Agreement.

25.2	Waiver of immunity

The Company irrevocably and unconditionally:

(a)	agrees not to claim any immunity from proceedings brought by Barclays against the Company in relation to this Agreement and to ensure that no such claim is made on its behalf;

(b)	consents generally to the giving of any relief or the issue of any process in connection with those proceedings; and

(c)	waives all rights of immunity in respect of it or its assets.

25.3	WAIVER OF TRIAL BY JURY

EACH PARTY WAIVES ANY RIGHT IT MAY HAVE TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION IN CONNECTION WITH ANY INVENTORY DOCUMENT OR ANY TRANSACTION CONTEMPLATED BY ANY INVENTORY DOCUMENT. THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO TRIAL BY THE COURT.

[SIGNATURE PAGES FOLLOW]

THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement and is effective as of the date set forth above.

TESORO HAWAII, LLC

By:	/s/ Geoffrey Beal
	Name:	Geoffrey Beal
	Title:	Vice President and Treasurer

BARCLAYS BANK PLC

By:	/s/ John Eleoterio
	Name:	John Eleoterio
	Title:	Managing Director

[Signature Page to Storage and Services Agreement]